Exhibit 2.2

FIRST AMENDMENT TO
AGREEMENT AND PLAN OF MERGER

This FIRST AMENDMENT TO AGREEMENT AND PLAN OF MERGER, dated as of February 26, 2013 (this “Amendment”), by and among S.Y. BANCORP, INC., a Kentucky corporation (“Purchaser”), SANDERS MERGER SUB, LLC, a Kentucky limited liability company and a direct, wholly owned subsidiary of Purchaser (“Merger Sub”), and THE BANCORP, INC., a Kentucky corporation (“Company”).

RECITALS

A.  Purchaser, Merger Sub, and the Company are parties to that certain Agreement and Plan of Merger, dated as of December 19, 2012 (the “Merger Agreement”), pursuant to which the Company would be merged with and into Merger Sub (the “Merger”), with Merger Sub as the surviving entity in the Merger.

B.  On February 26, 2013, in order to facilitate the consummation of the Merger and the transactions contemplated by the Merger Agreement, Merger Sub, which was formerly known as Sanders Merger Sub, Inc., was converted from a corporation into a limited liability company.

C.  The parties desire to amend the intend the Merger Agreement in order to reflect the conversion of Merger Sub from a corporation to a limited liability company in the manner set forth herein.

NOW, THEREFORE, in consideration of the mutual covenants, representations, warranties and agreements contained in this Agreement, and intending to be legally bound hereby, the parties agree as follows:

1.             Defined Terms.  Terms used in this Amendment with their initial letters capitalized and not otherwise defined in this Amendment shall have the meanings given to such terms in the Merger Agreement.

2.             Amendments to the Merger Agreement.

(a)           The definition of Merger Sub set forth in the preamble of the Merger Agreement is hereby amended and restated to mean “Sanders Merger Sub, LLC”, the successor entity to Sanders Merger Sub, Inc., following a conversion effected pursuant to the terms of Section 275.376 of the Kentucky Limited Liability Company Act (KRS Chapter 275) (the “KLLCA”).  Following the date of this Amendment, all references to Merger Sub in the Merger Agreement shall refer to Sanders Merger Sub, LLC.

(b)           The references to the “KBCA” in Sections 1.1 and 1.4 and the Merger Agreement are hereby revised to read the “KBCA and KLLCA”.

(c)           The reference to “Section 271B.11-050 of the KBCA” in Section 1.3 of the Merger Agreement is hereby revised to read “Section 271B.11-050 of the KBCA and Section 275.360 of the KLLCA”.

(d)           Section 1.5(a) of the Merger Agreement is hereby deleted in its entirety and replaced with the following:

(a)           The limited liability company interests in Merger Sub outstanding immediately prior to the Effective Time shall not be affected, altered or modified in any respect and shall remain outstanding and shall constitute the only outstanding limited liability company interests of the Surviving Company.

(e)           Section 1.7 of the Merger Agreement is hereby deleted in its entirety and replaced with the following:

Section 1.7.  Articles of Organization and Operating Agreement of Surviving Company.  The articles of organization and operating agreement of the Surviving Company shall be the articles of organization and operating agreement of Merger Sub as in effect immediately prior to the Effective Time, until duly amended in accordance with the terms thereof and applicable law.

(f)            Section 1.11(a) of the Merger Agreement is hereby deleted in its entirety and replaced with the following:

(a)           Immediately following the Merger, Purchaser shall cause the Surviving Company to be merged with and into Purchaser (the “Holding Company Merger”), with Purchaser surviving the Holding Company Merger and continuing to exist under the name “S.Y. Bancorp, Inc.” (the “Surviving Holding Company”).  Following the Holding Company Merger, the separate corporate existence of the Surviving Company shall cease.

(g)           Section 4.1(b) of the Merger Agreement is hereby deleted in its entirety and replaced with the following:

(b)           Merger Sub is a limited liability company duly organized, validly existing, and in good standing under the laws of the Commonwealth of Kentucky, and has the company power and authority to enter into this Agreement and to consummate the transactions contemplated hereby.  Merger Sub has conducted no business other than in connection with the execution and delivery of this Agreement and its conversion from a corporation to a limited liability company.

(h)           Section 4.2(b) of the Merger Agreement is hereby deleted in its entirety and replaced with the following:

(b)           All of the outstanding limited liability company interests of Merger Sub have been duly authorized and validly issued and are fully paid and non-assessable and owned by Purchaser.

(i)            Section 4.3(a) of the Merger Agreement is hereby deleted in its entirety and replaced with the following:

(a)           Purchaser and Merger Sub each has full corporate or limited liability company power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby.  The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly adopted and approved by the Board of Directors of Purchaser by a unanimous vote thereof and by Purchaser as the sole member of Merger Sub.  Except for the foregoing, no other corporate or limited liability company proceedings on the part of Purchaser or Merger Sub are necessary to approve this Agreement or to consummate the transactions contemplated hereby.  This Agreement has been duly and validly executed and delivered by Company and Merger Sub and constitutes the valid and binding obligation of Company, enforceable against Company in accordance with its terms (except as may be limited by the Bankruptcy and Equity Exception).

3.             Plan of Merger.  The parties acknowledge and agree that the Merger Agreement, as amended by this Amendment, constitutes the “plan of merger” for purposes of Section 271B.11-010 of the KBCA and Section 275.355 of the KLLCA.

4.             Continued Effectiveness of the Merger Agreement.  This Amendment shall only serve to amend and modify the Merger Agreement to the extent specifically provided herein.  All terms, conditions, provisions and references of and to the Merger Agreement which are not specifically modified and/or amended herein shall remain in full force and effect and shall not be altered by any provisions herein contained.  In the event of any conflict or inconsistency between the provisions of the Merger Agreement and the provisions of this Amendment, the provisions of this Amendment shall control.  On and after the date of this Amendment, each reference in the Merger

Agreement to “this Agreement”, “hereunder”, “hereof”, “herein” or words of like import, and each reference to the Merger Agreement in any other agreements, documents or instruments executed and delivered pursuant to the Merger Agreement, shall mean and be a reference to the Merger Agreement, as amended by this Agreement; provided that references to “the date of this Agreement” and other similar references shall continue to refer to the original date of the Merger Agreement and not to the date of this Amendment.

5.             General Provisions.  Sections 9.7 (Governing Law; Jurisdiction), 9.8 (Waiver of Jury Trial), 9.9 (Assignment; Third-Party Beneficiaries) and 9.10 (Specific Performance) of the Merger Agreement shall govern this Amendment.

6.             Headings.  The headings contained in this Amendment are for reference purposes only and shall not affect in any way the meaning or interpretation of this Amendment.

7.             Counterparts.  This Amendment may be executed in two or more counterparts (including by facsimile or other electronic means), all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the parties and delivered to the other party, it being understood that each party need not sign the same counterpart.

IN WITNESS WHEREOF, the parties have caused this Amendment to be executed by their respective officers thereunto duly authorized as of the date first above written.

THE BANCORP, INC.

By:	/s/ Stephen M. Norton
	Name:	Stephen M. Norton
	Title:	President and CEO

S.Y. BANCORP, INC.

By:	/s/ James A. Hillebrand
	Name:	James A. Hillebrand
	Title:	President

SANDERS MERGER SUB, LLC

By: S.Y. Bancorp, Inc., its sole member

	By:	/s/ James A. Hillebrand
		Name:	James A. Hillebrand
		Title:	President